Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DIRECT INSITE CORP.", CHANGING ITS NAME FROM "DIRECT INSITE CORP." TO "PAYBOX CORP", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF SEPTEMBER, A.D. 2016, AT 1:41 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2136195 8100
SR# 20165939347

Authentication: 203059583
Date: 09-26-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 09/26/2016
FILED 01:41 PM 09/26/2016
SR 20165939347 - File Number 2136195

**CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
DIRECT INSITE CORP.
(a Delaware Corporation)**

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned, DIRECT INSITE CORP., a Delaware corporation, does hereby certify as follows:

1. The name of the corporation is DIRECT INSITE CORP. (the "Corporation").

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 27, 1987.

3. The Certificate of Incorporation of the Corporation is hereby amended, by replacing the original first paragraph thereof with a new first paragraph reading as follows:

"FIRST: The name of the corporation is: PAYBOX CORP"

4. This Certificate of Amendment to the Certificate of Incorporation (this "Certificate of Amendment") was declared advisable and approved by the Board of Directors of the Corporation (the "Board") pursuant to a resolution duly adopted at a meeting of the Board and in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 22 day September 2016.

DIRECT INSITE CORP.

By: [signature]
Name: Matthew E. Oakes
Title: Chief Executive Officer